GUARANTY AGREEMENT

This Guaranty Agreement is made as of August 1, 2008, by RONNIE L. STEINOCHER, an individual (the “Guarantor”), in favor of AMERICAN STATE BANK, a Texas banking association (the “Bank”).

NOTICE IS TAKEN OF THE FOLLOWING:

A.	Of even date herewith, PERMIAN LEGEND PETROLEUM LP, a Texas limited partnership, as Borrower (the “Borrower”); the Guarantor, Permian Legend LLC, and Lisa P. Hamilton, an individual, as Guarantors; and the Bank, as the Lender entered into that certain Loan Agreement of even date herewith, (such loan agreement, as the same may be amended, restated, modified, or supplemented from time to time, being hereinafter called the “Loan Agreement”). Pursuant to the Loan Agreement, the Bank has agreed to extend and renew existing indebtedness of the Borrower, guaranteed by the Guarantors, on the terms and conditions set forth in the Loan Agreement.

B.	One of the terms and conditions stated in the Loan Agreement for the making of the loan provided therein is the execution and delivery to the Bank of this Guaranty Agreement.

NOW, THEREFORE, (i) in order to comply with the terms and conditions of the Loan Agreement, (ii) to induce the Bank, at any time and from time to time, to loan monies with or without security to or for the account of the Borrower in accordance with the terms of the Loan Agreement, (iii) at the special insistence and request of the Bank, and (iv) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

ARTICLE 1

General Terms

Section 1.01 Terms Defined Above. As used herein, the terms “Bank,” “Borrower,” “Guarantor” and “Loan Agreement” shall have the meanings indicated above.

Section 1.02 Certain Definitions. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Financial Statement” shall have the meaning indicated in Subsection 3.01(e) hereof.

“Guaranty Agreement” shall mean this Guaranty Agreement, as the same may be amended, restated, modified or supplemented from time to time.

“Indebtedness” shall have the meaning indicated in Section 2.01 hereof.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, without limitation, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For purposes of this Guaranty Agreement, the Guarantor shall be deemed to be the owner of any Property which he has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Note” shall collectively mean the promissory notes described in Subsections 2.01(a) and (b) hereof.

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

ARTICLE 2

The Guaranty

Section 2.01 Indebtedness Guaranteed. The Guarantor hereby irrevocably and unconditionally guarantees the prompt payment when due, whether at maturity or otherwise of the following (hereinafter collectively called the “Indebtedness”):

All indebtedness, obligations and liabilities of the Borrower to the Bank (and also to others to the extent of participations granted them by the Bank) arising out of and pursuant to the Loan Agreement, now outstanding or owing or which may be existing or incurred, directly between the Borrower and the Bank, absolute or contingent, jointly and/or severally, secured or unsecured, arising by operation of law or otherwise, or direct or indirect, including, without limitation, the following:

a.	That certain Term Note, dated of even date herewith, in the original principal amount of $1,675,000.00, executed by the Borrower and payable to the order of the Bank, together with any and all renewals, extensions for any period, increases and rearrangements thereof;

b. All liabilities of Borrower for future advances, extensions of credit,

or other value at any time advanced, given, or made by the Bank to Borrower; and

c. The indebtedness, covenants and obligations of the Borrower contained or referred to in the Loan Agreement, including, without limitation, the reimbursement of reasonable expenses, all reasonable attorneys’ fees, commitment fees, and other liabilities, obligations, and indebtedness of the Borrower to the Bank arising pursuant to the provisions of the Loan Agreement, or any other instrument executed in connection with or as security for the Note.

Section 2.02 Nature of Guaranty. This Guaranty Agreement is an absolute, irrevocable, complete and continuing guaranty of payment and not a guaranty of collection, and no notice of the Indebtedness need be given to the Guarantor. This Guaranty Agreement may not be revoked by the Guarantor and shall continue to be effective with respect to debt under the Indebtedness arising or created after any attempted revocation by the Guarantor and after the Guarantor’s dissolution. The Bank and the Borrower may modify, alter, rearrange, extend for any period and/or renew from time to time, the Indebtedness and the Bank may waive any Event of Default (as defined in the Loan Agreement) without notice to the Guarantor and in such event the Guarantor will remain fully bound hereunder on the Indebtedness. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Indebtedness is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This Guaranty Agreement may be enforced by the Bank and any subsequent holder of the Indebtedness and shall not be discharged by the assignment or negotiation of all or part of the Indebtedness. The Guarantor hereby expressly waives presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity and any other notice in connection with the Indebtedness, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of the Bank being conclusively presumed by its request for this Guaranty Agreement and delivery of the same to it. This Guaranty Agreement may require the Guarantor to make multiple payments to the Bank with respect to the Indebtedness.

Section 2.03 Bank’s Rights. The Guarantor authorizes the Bank, without notice or demand and without affecting the Guarantor’s liability hereunder, to take and hold security for the payment of this Guaranty Agreement and/or the Indebtedness, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Bank in its discretion may determine; and to obtain a guaranty of the Indebtedness from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 2.04 Guarantor’s Waivers. The Guarantor waives any right to require the Bank to (a) proceed against the Borrower or any other Person liable on the Indebtedness, (b) enforce its rights against any other guarantor of any portion of the Indebtedness, (c) proceed or enforce its rights against or exhaust any security given to secure any portion of the Indebtedness, (d) have the Borrower joined with the Guarantor in any suit arising out of this Guaranty Agreement and/or the Indebtedness, or (e) pursue any other remedy in the Bank’s power whatsoever. The Bank shall not be required to mitigate damages or take any action to reduce, collect or enforce the Indebtedness. The Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of any portion of the Indebtedness, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Until the Indebtedness shall have been paid in full, the Guarantor shall not have any right of subrogation. Until the Indebtedness shall have been paid in full, the Guarantor waives any right to enforce any remedy which the Bank now has or may hereafter have against the Borrower, and waives any benefit of any right to participate in any security now or hereafter held by the Bank.

Section 2.05 Maturity of Indebtedness and Payment. The Guarantor agrees that if the maturity of any portion of the Indebtedness is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to the Guarantor. The Guarantor will, forthwith upon notice from the Bank of the Borrower’s failure to pay any of the Indebtedness at maturity, pay to the Bank at its banking headquarters, the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Bank to give this notice shall not in any way release the Guarantor hereunder.

Section 2.06 Bank’s Expenses. If the Guarantor fails to pay any of the Indebtedness after notice from the Bank of the Borrower’s failure to pay such Indebtedness, and if the Bank obtains the services of an attorney for collection of amounts owing by the Guarantor hereunder, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by the Guarantor hereunder, or if any amount owing by the Guarantor hereunder is collected through such proceedings, the Guarantor agrees to pay to the Bank its reasonable attorneys’ fees.

Section 2.07 Liability. It is expressly agreed that the liability of the Guarantor for the payment of the Indebtedness guaranteed hereby shall be primary not secondary.

Section 2.08 Events and Circumstances Not Reducing or Discharging Guarantor’s Obligations. The Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that its obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which he might otherwise have as a result of or in connection with any of the following:

a.	Modifications, Etc. Any renewal, extension, modification, increase, decrease, alteration or re-arrangement of all or any part of the Indebtedness, or of the Note, or the Loan Agreement or any instrument executed in connection therewith, or any contract or other agreement between the Borrower and the Bank, or any other Person, pertaining to any portion of the Indebtedness;

b.	Adjustment, Etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Bank to the Borrower or the Guarantor or any Person liable on any portion of the Indebtedness;

c.	Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or of the Guarantor or of any other Person at any time liable for the payment of all or any part of the Indebtedness; or any dissolution of the Borrower, or any sale, lease or transfer of any or all of the assets of the Borrower or of the Guarantor, or any changes in the owners, partners, shareholders or equity holders of the Borrower or any reorganization of the Borrower;

d.	Invalidity of Indebtedness. The invalidity, illegality or unenforceability of all or any part of the Indebtedness, or any document or agreement executed in connection with any portion of the Indebtedness, for any reason whatsoever, including, without limitation, the fact that the Indebtedness, or any part thereof, exceeds the amount permitted by law, the act of creating the Indebtedness or any part thereof is ultra vires, the individuals, officers or representatives executing the documents or otherwise creating the Indebtedness acted in excess of their authority, the Indebtedness violates applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Indebtedness wholly or partially uncollectible, the creation, performance or repayment of all or any portion of the Indebtedness (or the execution, delivery and performance of any document or instrument representing part of the Indebtedness or executed in connection with the Indebtedness, or given to secure the repayment of any portion of the Indebtedness) is illegal, uncollectible, legally impossible or unenforceable, or the Loan Agreement or other documents or instruments pertaining to any portion of the Indebtedness have been forged or otherwise are irregular or not genuine or authentic;

e.	Release of Obligors. Any full or partial release of the liability of the Borrower on the Indebtedness or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Indebtedness or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that he may be required to pay the Indebtedness without assistance or support of any other Person, and the Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that any Person other than the Borrower will be liable to perform any portion of the Indebtedness, or the Bank will look to any other Person to perform any portion of the Indebtedness. Notwithstanding the foregoing, the Guarantor does not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement or contribution which he may have, after payment in full of the Indebtedness, against others liable on the Indebtedness. The Guarantor’s rights of subrogation and reimbursement are, however, subordinate to the rights and claims of the Bank;

f.	Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Indebtedness;

g.	Release of Collateral, Etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Indebtedness;

h.	Care and Diligence. The failure of the Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Indebtedness;

i.	Status of Liens. The fact that any collateral, security, security interest or Lien contemplated or intended to be given, created or granted as security for the repayment of any portion of the Indebtedness shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or Lien, it being recognized and agreed by the Guarantor that he is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for any portion of the Indebtedness. Notwithstanding the foregoing, the Guarantor does not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of the Bank in any collateral or security for any portion of the Indebtedness, after payment in full of the Indebtedness. The Guarantor’s rights of subrogation are, however, subordinate to the rights, claims, Liens and security interests of the Bank;

j.	Payments Rescinded. Any payment by the Borrower to the Bank is held to constitute a preference under the bankruptcy laws, or for any reason the Bank is required to refund such payment or pay such amount to the Borrower or someone else; or

k.	Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Agreement, the Indebtedness or any part thereof, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that he will be required to pay the Indebtedness pursuant to the terms hereof; it being the unambiguous and unequivocal intention of the Guarantor that he shall be obligated to pay the Indebtedness guaranteed hereby when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Indebtedness.

ARTICLE 3

Representations and Warranties

Section 3.01 By Guarantor. In order to induce the Bank to accept this Guaranty Agreement, the Guarantor represents and warrants to the Bank (which representations and warranties will survive the creation of the Indebtedness and any extension of credit thereunder) that:

a.	Benefit. The Guarantor’s guaranty pursuant to this Guaranty Agreement reasonably may be expected to benefit, directly or indirectly, the Guarantor.

b.	Binding Obligations. This Guaranty Agreement constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights).

c.	No Legal Bar or Resultant Lien. This Guaranty Agreement will not violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Guarantor is subject, or result in the creation or imposition of any Lien upon any Property of the Guarantor.

d.	No Consent. The Guarantor’s execution, delivery and performance of this Guaranty Agreement does not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

e.	Financial Statement. The financial statement (the “Financial Statement”) most recently submitted to the Bank by the Guarantor is true and correct and presents fairly the financial condition of the Guarantor at such date.

f.	No Litigation. Guarantor is currently named as a defendant in the case of Norman Rockmaker, et al. vs. Ronnie L. Steinocher, et al., currently pending in Cause No. CV 45,624 in the District Court of Midland County, Texas, 385th Judicial District. With the exception of that litigation, as of the date hereof, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending, or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Property.

Section 3.02 No Representations by Bank. Neither the Bank nor any other Person has made any representation, warranty or statement to the Guarantor in order to induce him to execute this Guaranty Agreement.

Section 3.03 Solvency. As of the date hereof, and after giving effect to this Guaranty Agreement and the contingent obligation evidenced hereby, the Guarantor will be solvent.

ARTICLE 4

Miscellaneous

Section 4.01 Successors and Assigns. This Guaranty Agreement is and shall be in every particular available to the successors and assigns of the Bank and is and shall always be fully binding upon the heirs, personal representatives, successors and assigns of the Guarantor, notwithstanding that some or all of the monies, the repayment of which this Guaranty Agreement applies, may be actually advanced after any bankruptcy, receivership, reorganization or other event affecting the Guarantor.

Section 4.02 Notices. Any notice or demand to the Guarantor under or in connection with this Guaranty Agreement may be given and shall conclusively be deemed and considered to have been given and received upon the deposit thereof, in writing, duly stamped and addressed to the Guarantor at the address appearing on the last page of this Guaranty Agreement or at such other address of which the Guarantor shall have notified the Bank in writing, in the United States mail, but actual notice, however given or received, shall always be effective.

Section 4.03 Construction. THIS GUARANTY AGREEMENT IS A CONTRACT MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

Section 4.04 Entire Agreement. THIS GUARANTY AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS OF THE PARTIES.

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-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd-I:\jhewett\American State Bank\Permian Legend Petroleum, LP\DRAFTS OF JULY 20 2007\Guaranty Steinocher.wpd

EXECUTED this 1st day of August 2008.

Address:

2100	West Wadley Avenue, #21

Midland, Texas 79707

/s/       Ronnie L. Steinocher—

Ronnie L. Steinocher, Individually